Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective March 3, 2008 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and David Shapiro (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Deputy Chief Compliance Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Subject to the provisions of Section 2.5(b), below, Employee shall perform the duties of Deputy Chief Compliance Officer or any additional or different duties or jobs as the Company deems appropriate. Employee shall work out of Employer’s El Segundo, California headquarters. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $310,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed annually. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $100,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion. With respect to the Bonus to be paid in March 2009 for work performed in 2008, Employee shall receive a non-discretionary guaranteed minimum Bonus of $80,000, less standard withholdings and authorized deductions; however, the amount of the Bonus paid in 2009 shall be reduced by the amount of the Sign-on Bonus, set forth in Section 2.4, below. The Performance Bonus range will be reviewed annually. Employer, in its sole discretion, may increase the base salary as a result of any such review.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid on a Company wide basis to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid on a Company wide basis for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Sign-on Bonus. On or about the Effective Date, Employer shall pay Employee a sign-on bonus of $25,000, less standard withholdings and authorized deductions.

2.5 Relocation.

(a) During the first five months of his employment, Employee may commute from his home in Philadelphia in order to assist Employee sell his house and relocate to California. Employer will reimburse Employee for all reasonable commuting expenses.

(b) Beginning with the first pay period after Employee relocates to California, Employer shall provide Employee with a housing allowance of $5,000 per month, which will be grossed up for taxes. This benefit will cease upon either the sale of Employee’s Philadelphia home or 12 months after Employer began to provide this benefit, whichever comes first.

(c) Employer shall pay certain of Employee’s reasonable relocation costs. Relocation costs include the cost of packing and moving your personal property, including a car, 60 days of lodging while house hunting, and all trips by you and/or your spouse to find a house. Relocation costs do not include the costs for purchasing a house, including points, closing fees, and attorneys’ fees (i.e., the cost of a real estate attorney or an attorney to review the contract). In consideration for Employer’s agreement to pay these expenses (the “Relocation Costs”), Employee agrees that if he voluntarily terminates his employment after one (1) year of the Effective Date, and before the second anniversary of the Effective Date, Employee shall repay Employer fifty percent (50%) of the amount of the Relocation Costs. If Employer terminates Employee, Employee does not have an obligation to repay the Relocation Costs.

(d) Once Employee has successfully purchased a home in California, Employer shall pay Employee a relocation bonus of $15,000, less standard deductions and authorized withholdings.

(e) To assist Employee with the cost of housing in California, so long as Employee is employed by Employer, Employer shall pay Employee a Housing Bonus of $40,000 per year, less standard withholdings and authorized deductions, for the first two years after he has purchased a home in California. This payment shall be paid in equal installments over each pay period during the year. Employee agrees that if he voluntarily terminates his employment after one (1) year of the Effective Date, and before the second anniversary of the Effective Date, Employee shall repay Employer 75% of the Housing Bonus received in equal installments on a monthly basis.

2.6 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.7 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 20,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date that appropriate approval has been obtained, whichever is later. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.8 Restricted Stock Units. On the Effective Date, on the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date appropriate approval has been given, whichever date is later, Employee will receive 1,000 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted stock units shall vest over a five-year period, one-third vesting on the third anniversary date of the grant, 11.11% at 40th month of the grant, then 11.11% every 4 months thereafter until the 60th month. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement to be signed by Employer and Employee.

2.9 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.10 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law. The terms of Employer’s agreement shall be reflected in a separate document.

2.11 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, or if Employee resigns For Cause, as that term is defined below, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement, Employee shall be entitled to the benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment.

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer for any reason other than For Cause or not being promoted to the Chief Compliance Officer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Chief Compliance Officer.

(a) Employer agrees to consider Employee for the Chief Compliance Officer position within 6 months, 9 months, and 12 months of the Effective Date.

(b) If Employer fails to promote Employee to the Chief Compliance Officer position within one year of the Effective Date, Employee may work the next six months on a part-time basis while still receiving the same Base Salary, as set forth in Section 2.1, and the same benefits that other part-time employees receive. At the conclusion of this six-month period, Employee may then resign and, contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement, Employee shall be entitled to severance in the form of six months of salary continuation, as well as other benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment.

3.6 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.7 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

(c) “For Cause” shall mean the occurrence of the following: (i) Employee, in his capacity as Chief Compliance Officer, brings to Employer’s attention conduct that Employee believes constitutes an on-going material violation of federal law (“Alleged Violation”); (ii) Employer fails to remedy the Alleged Violation within a reasonable time; and (iii) Employee then provides written notice to Employer, in the manner described in Section 5.3 of this Agreement, that he will resign within sixty (60) days of the written notice if the Alleged Violation remains un-remedied. An Alleged Violation shall be considered remedied if (x) the on-going conduct that constitutes the Alleged Violation ceases, (y) Employer provides

Employee with a competent opinion of outside counsel that the Alleged Violation does not constitute a material violation of federal law, or (z) the on-going conduct that constitutes the Alleged Violation has either been modified and Employer provides Employee with a competent opinion of outside counsel that the Alleged Violation, in view of the modified conduct, does not constitute a material violation of federal law or the Employer has made a good faith effort to modify the Alleged Violation but reasonably needs more than 60 days to modify the Alleged Violation.

3.8 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.9 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4: Confidentiality Agreement. Employee, contemporaneously herewith, shall enter into a Confidentiality and Non-Solicitation Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement, in addition to the other written agreements explicitly referred to in this Agreement, represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.4 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.5 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.6 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.7 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.8 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.9 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Chris Riopelle	By	/s/ David T. Shapiro

Approved by DaVita Inc. as to Form:

/s/ Steven M. Cooper